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                             EXHIBITS 5.1 AND 23.1
                    OPINION AND CONSENT OF BROAD AND CASSEL


                                BROAD AND CASSEL
                            201 South Biscayne Blvd.
                                   Suite 3000
                              Miami, Florida 33131



                                 March 21, 2002


Andrx Corporation
4955 Orange Drive
Davie, Florida 33314

         Re:      ANDRX CORPORATION (THE "COMPANY")
                  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have acted as counsel for the Company with respect to the preparation and filing with the U.S. Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Form S-8") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). You have requested our opinion with respect to the issuance of up to 400,000 shares of Andrx Corporation - Andrx Group common stock, par value $0.001 per share (the "Common Stock"), issuable pursuant to the Company's Employee Stock Purchase Plan.

         As counsel to the Company, we have examined the original or certified copies of such records of the Company, and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary for the opinions expressed in this letter. In such examination, we have assumed the genuineness of all signatures on original documents, and the conformity to original documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

         Based on, and subject to the foregoing, we are of the opinion that the shares of Common Stock being registered in the Form S-8 will, once issued as contemplated under the Form S-8, have been duly and validly issued, and shall be fully paid and non-assessable.

         In rendering the opinions expressed below, we advise you that members of this Firm are members of the Bar of the State of Florida, and we express no opinion herein concerning the applicability or effect of any laws of any other jurisdiction, except the Delaware General


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Corporation Law, including the statutes and constitution of the State of
Delaware as in existence on the date hereof and the reported judicial decisions interpreting such statutes and constitution, and the securities laws of the United States of America referred to herein.

         This opinion has been prepared and is to be construed in accordance with the Report on Standards for Florida Opinions, dated April 8, 1991, as amended and supplemented, issued by the Business Law Section of The Florida Bar (the "Report"). The Report is incorporated by reference into this opinion.

         We hereby consent to the filing of this opinion as an exhibit to the Form S-8. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.


                                    Very truly yours,

                                    /s/ Broad and Cassel
                                    -------------------------------------------

                                    BROAD AND CASSEL